Exhibit 99.1

Silver Triangle Building
25505 West Twelve Mile Road
Southfield, MI 48034-8339
(248) 353-2700
creditacceptance.com

NEWS RELEASE
FOR IMMEDIATE RELEASE
Date: June 15, 2012

Investor Relations: Douglas W. Busk
Senior Vice President and Treasurer
(248) 353-2700 Ext. 4432
IR@creditacceptance.com

NASDAQ Symbol: CACC

CREDIT ACCEPTANCE ANNOUNCES
EXTENSION AND INCREASE OF REVOLVING SECURED LINE OF CREDIT FACILITY

Southfield, Michigan – June 15, 2012 – Credit Acceptance Corporation (NASDAQ: CACC) (referred to as the “Company”, “Credit Acceptance”, “we”, “our”, or “us”) announced today that we have extended the maturity of our credit facility with a commercial bank syndicate from June 22, 2014 to June 22, 2015 and increased the amount of the facility from $205.0 million to $235.0 million.

The interest rate on borrowings under the facility has also been decreased from the prime rate plus 1.25% or the Libor rate plus 2.25%, at our option, to the prime rate plus 0.875% or the Libor rate plus 1.875%, at our option. There were no other material changes to the terms of the facility.

The credit facility continues to be secured by a lien on most of our assets.  As of June 15, 2012 we had $8.0 million outstanding under the facility.

Description of Credit Acceptance Corporation

Since 1972, Credit Acceptance has offered automobile dealers a financing program that enables them to sell vehicles to consumers, regardless of their credit history.  Our financing program is offered through a nationwide network of automobile dealers who benefit from sales of vehicles to consumers who otherwise could not obtain financing; from repeat and referral sales generated by these same customers; and from sales to customers responding to advertisements for our product, but who actually end up qualifying for traditional financing.

Without our financing program, consumers are often unable to purchase a vehicle or they purchase an unreliable one.  Further, as we report to the three national credit reporting agencies, an important ancillary benefit of our program is that we provide a significant number of our consumers with an opportunity to improve their lives by improving their credit score and move on to more traditional sources of financing.  Credit Acceptance is publicly traded on the NASDAQ under the symbol CACC.  For more information, visit creditacceptance.com.